Exhibit 10.43

ALLOS THERAPEUTICS, INC.
EMPLOYMENT AGREEMENT

PABLO J. CAGNONI, MD

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of March 19, 2007, (“Effective Date”) by and between ALLOS THERAPEUTICS, INC., (the “Company”), and PABLO J. CAGNONI, MD (“Executive”) (collectively, the “Parties”).

WHEREAS, the Company wishes to employ Executive on the terms set forth herein; and

WHEREAS, Executive wishes to be so employed under the terms set forth herein.

NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to the following terms and conditions of Executive’s employment:

1.             EMPLOYMENT.  The Company hereby agrees to employ Executive as Senior Vice President, Chief Medical Officer and Executive hereby accepts such employment upon the terms and conditions set forth herein as of the date first written above. Executive shall commence employment with the Company on March 19, 2007 (“Start Date”).

2.             AT-WILL EMPLOYMENT.  It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive’s employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and/or with or without notice.  The nature, terms or conditions of Executive’s employment with the Company cannot be changed by any oral representation, custom, habit or practice, or any other writing.  In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control.  This at-will status cannot be altered except in writing signed by Executive and the Chairman of the Board of Directors.

3.             DUTIES.  Executive shall render full-time services to the Company as the Senior Vice President, Chief Medical Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties typically associated with such title.  Subject to the foregoing, Executive also agrees to serve as an officer and/or director of the Company or any parent or subsidiary of the Company, as specified by the Board, in each case without additional compensation.  Employee shall report directly and exclusively to the Chief Executive Officer of the Company.  Subject to the terms and conditions set forth in this Agreement, Executive shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during his employment with the Company pursuant to this Agreement, including, without limitation, any activity that (a) conflicts with the interests of the Company or its subsidiaries, (b) interferes with the proper and efficient performance of his duties for the Company, or (c) interferes with the exercise of his judgment in the Company’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) subject to the terms and conditions set forth in the Confidentiality Agreement (as defined below), managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

4.             POLICIES AND PROCEDURES.  Executive agrees that he is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement.  Executive further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Executive.

5.             COMPENSATION.  For all services rendered and to be rendered hereunder, the Company agrees to pay to the Executive, and the Executive agrees to accept a base salary of $385,000 per annum (“Base Salary”). Any such salary shall be payable in equal biweekly installments and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with the Executive.  Executive’s salary shall be subject to annual review and adjustment by the Compensation Committee of the Board of Directors.

6.             ANNUAL BONUS.  Executive will be eligible for a performance-based annual bonus under the Company’s annual incentive plan, as approved by the Compensation Committee of the Board of Directors from time to time (“Annual Bonus”).  For 2007, it is anticipated that Executive will be eligible for an Annual Bonus, tied 60% to corporate goals and 40% to individual goals, in an amount equal to 35% of Executive’s actual base salary paid during the calendar year.  The Compensation Committee of the Board of Directors, in its sole discretion, shall determine the extent to which Executive has achieved the performance targets upon which Executive’s Annual Bonus is based, and the amount of Annual Bonus to be paid to Executive, if any.  Annual Bonuses are not earned until they are approved in writing by the Compensation Committee of the Board of Directors.  Executive’s Annual Bonus, if any, shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, but in no event later than the date which is two and one-half (2-½) months following the end of the fiscal year to which such Annual Bonus relates.

7.             SIGNING BONUS.  Within thirty (30) days following Executive’s Start Date, Executive shall be paid a bonus of $50,000 less applicable employment tax withholdings and deductions (“Signing Bonus”).  Provided that Executive remains employed by the Company and has satisfied certain milestones to be determined by the Compensation Committee of the Board of Directors within thirty (30) days of Executive’s Start Date, on January 11, 2008, Executive

shall receive an additional Signing Bonus of $50,000 less applicable employment tax withholdings and deductions.

8.             STOCK OPTIONS.  Subject to the approval of the Compensation Committee of the Board of Directors, on or shortly following the Start Date, the Company shall grant Executive a non qualified option to purchase 300,000 shares of the Company’s Common Stock under the Company’s 2006 Inducement Award Plan (the “2006 Plan”) at an exercise price equal to the closing sale price of the Company’s Common Stock as reported on the NASDAQ National Market on the date of grant.  Provided that Executive remains an employee of the Company on the applicable vesting date, 25% of such options will vest on the first anniversary of the date of grant, and the remaining 75% of such options will vest in equal monthly installments thereafter over the next three years.  The options will be subject to the terms and conditions of the 2006 Plan and the Company’s standard form of stock option agreement thereunder, copies of which have been provided to Executive.

9.             RESTRICTED STOCK.  Subject to the approval of the Compensation Committee of the Board of Directors, on or shortly following the Start Date, the Company shall grant Executive 75,000 shares of restricted stock of the Company (the “Restricted Stock”) under the 2006 Plan.  Provided that Executive remains an employee of the Company on the applicable vesting date, the Restricted Stock will vest in four equal installments on each of the first four anniversaries of the date of grant.  The Restricted Stock will be subject to the terms and conditions of the 2006 Plan and the Company’s standard form of restricted stock grant agreement thereunder, copies of which have been provided to Executive.

10.          OTHER BENEFITS.  While employed by the Company as provided herein:

(a)           Executive and Employee Benefits.  The Executive shall be entitled to all benefits to which other executive officers of the Company are entitled, on terms comparable thereto, including, without limitation, participation in the 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its executives. The Company reserves the right to alter and amend the benefits received by Executive from time to time at the Company’s discretion.

(b)           Out-of-Pocket Expense Reimbursement.  The Executive shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the policies of the Company.

(c)           Personal Time Off.  The Executive shall be entitled to the same number of holidays and sick days as are generally allowed to executive officers of the Company and to the maximum amount of vacation allowed to executive officers of the Company, in accordance with Company policies in effect from time to time.

11.          PROPRIETARY AND OTHER OBLIGATIONS.  Executive acknowledges that signing and complying with the Company’s standard form of Manager, Executive Personnel or Assistants’ Confidentiality and Inventions Assignment Agreement (“Confidentiality Agreement”), in substantially the form provided to Executive, is a condition of his employment by the Company.  Executive therefore agrees to sign and comply with the Confidentiality Agreement and acknowledges that by beginning employment with the Company, he will be deemed to have signed and agreed to the provisions of the Confidentiality Agreement, including, without limitation, the non-competition and non-solicitation obligations set forth therein.  Executive further agrees that all Company-related business procured by the Executive, and all Company-related business opportunities and plans made known to Executive while employed by the Company, are and shall remain the permanent and exclusive property of the Company.

12.          TERMINATION.  Executive and the Company each acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without cause or advance notice pursuant to the following:

(a)           Termination by Death or Disability.  Subject to applicable state or federal law, in the event Executive shall die during the period of his employment hereunder or become permanently disabled, as evidenced by notice to the Company and Executive’s inability to carry out his job responsibilities for a continuous period of more than three months, Executive’s employment and the Company’s obligation to make payments hereunder shall terminate on the date of his death, or the date upon which, in the sole determination of the Board of Directors, Executive has failed to carry out his job responsibilities for three months, except that the Company shall pay Executive’s estate any salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of any unvested stock options or restricted stock shall cease on the date of termination.

(b)           Voluntary Resignation by Executive.  In the event Executive voluntarily terminates his employment with the Company (other than for Good Reason (as defined below)), the Company’s obligation to make payments hereunder shall cease upon such termination, except that the Company shall pay Executive any salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of any unvested stock options or restricted stock shall cease on the date of termination.

(c)           Termination for Just Cause.  In the event the Executive is terminated by the Company for Just Cause (as defined below), the Company’s obligation to make payments hereunder shall cease upon the date of receipt by Executive of written notice of such termination (the “date of termination” for purposes of this Section 12(c)), except that the Company shall pay Executive any salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of any unvested stock options or restricted stock shall cease on the date of termination.

(d)           Termination by the Company without Just Cause or Resignation for Good Reason (Other Than Change in Control).  The Company shall have the right to terminate Executive’s employment with the Company at any time without Just Cause.  In the event Executive is terminated by the Company without Just Cause or Executive resigns for Good Reason (other than in connection with a Change in Control (as defined below)), and upon the execution of a full general release by Executive (“Release”), in the form attached hereto as Exhibit A, releasing all claims known or unknown that Executive may have against the Company as of the date Executive signs such release, and upon the written acknowledgment of his continuing obligations under the Confidentiality Agreement, Executive shall be entitled to receive the following severance benefits: (i) continuation of Executive’s base salary, then in effect, for a period of twelve (12) months following the date of termination, paid on the same basis and at the same time as previously paid or as otherwise required under Section 15 of this Agreement; (ii) payment of any accrued but unused vacation and sick leave; and (iii) the Company shall pay the premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, for a maximum period of twelve (12) months following the date of termination; provided, however, that (a) the Company shall pay premiums for Executive’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the termination without Just Cause or resignation for Good Reason and (b) the Company’s obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer of Executive.  Vesting of any unvested stock options or restricted stock shall cease on the date of termination.

(E)           Change in Control Severance Benefits.  In the event that the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Just Cause or Executive resigns for Good Reason within one (1) month prior to or thirteen (13) months following the effective date of a Change in Control (a “Change in Control Termination”), and upon the execution of a Release, Executive shall be entitled to receive the following Change in Control severance benefits: (i) continuation of Executive’s base salary, then in effect, for a period of eighteen (18) months following the date of termination, paid on the same basis and at the same time as previously paid or as otherwise required under Section 15 of this Agreement; (ii) payment of any accrued but unused vacation and sick leave; (iii) a bonus in the amount equal to the Annual Bonus amount paid to Executive in the year immediately preceding the Change in Control or 50% of the maximum bonus eligibility if the Executive was not employed by the Company during the prior year bonus period; and (iv) the Company (or any surviving or acquiring corporation) shall pay the premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, for a maximum period of eighteen (18) months following a Change in Control Termination; provided, however, that (a) the Company (or any surviving or acquiring corporation) shall pay premiums for Executive’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the Change in Control Termination and (b) the Company’s (or any surviving or acquiring corporation’s) obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer of Executive. If Executive obtains new employment pursuant to which he is employed on an average of 30 hours or more each week, he may request, upon written notification to the Company (or any surviving or acquiring corporation), to receive any unpaid severance benefits (subject to required deductions and tax withholdings) within 14 days after receipt by the Company of such written notice. Executive agrees that the Company’s (or any surviving or acquiring corporation) payment of health insurance premiums will satisfy its obligations under COBRA for the period provided.  The vesting and/or exercisability of Executive’s then outstanding stock options and restricted stock in connection with a Change in Control Termination shall be governed by the terms of the respective stock option and restricted stock agreements.

In addition, notwithstanding anything contained in Executive’s stock option or restricted stock grant agreements to the contrary, in the event the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Just Cause or Executive resigns for Good Reason within one (1) month prior to or thirteen (13) months following the effective date of a Change in Control, and any surviving corporation or acquiring corporation assumes Executive’s stock options and/or restricted stock, as applicable, or substitutes similar stock options or stock awards for Executive’s stock options and/or restricted stock, as applicable, in accordance with the terms of the Company’s equity incentive plans, then (i) the vesting of all of Executive’s stock options and/or restricted stock (or substitute stock options or stock awards), as applicable, shall be accelerated in full and (ii) the term and the period during which Executive’s stock options may be exercised shall be extended to twelve (12) months after the date of Executive’s termination of employment; provided, that, in no event shall such options be exercisable after the expiration date of such options as set forth in the stock option grant notice and/or agreement evidencing such options.

13.          Definitions.

(a)           Just Cause.  As used in this Agreement, “Just Cause” shall mean the occurrence of one or more of the following: (i) Executive’s conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) Executive’s participation in a fraud or act of dishonesty against the Company; (iii) Executive’s intentional and material damage to the Company’s property; (iv) material breach of Executive’s employment agreement, the Company’s written policies, or the Confidentiality Agreement that is not remedied by Executive within fourteen (14) days of written notice of such breach from the Board of Directors; or (v) conduct by Executive which demonstrates Executive’s gross unfitness to serve the Company as Senior Vice President, Chief Medical Officer, as determined in the sole discretion of the Board of Directors.  Executive’s physical or mental disability or death shall not constitute cause hereunder.

(b)           Good Reason.  As used in this Agreement, “Good Reason” shall mean any one of the following events which occurs on or after the commencement of Executive’s employment without Executive’s consent: (i) any reduction of Executive’s then existing annual salary base or annual bonus target by more than ten percent (10%), unless the Executive accepts such reduction in compensation opportunity or such reduction is done in conjunction with similar reductions for similarly situated executives of the Company; or (ii) for purposes of Section 12(e) only, if the Company or any surviving corporation following a Change in Control fails to offer the Executive a position that is equivalent in pay, benefits and responsibilities.

(c)           Change in Control.  As used in this Agreement, a “Change in Control” is defined as: (a) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Company (other than the transfer of the Company’s assets to a majority-owned subsidiary corporation); (b) a merger or consolidation in which the Company is not the surviving corporation (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (unless the holders of the

Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the Company); or (d) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred.

14.          TERMINATION OF COMPANY’S OBLIGATIONS.  Notwithstanding any provisions in this Agreement to the contrary, the Company’s obligations, and Executive’s rights pursuant to Sections 12(d) and 12(e) herein, regarding salary continuation and the payment of COBRA premiums, shall cease and be rendered a nullity immediately should Executive fail to comply with the provisions of the Confidentiality Agreement or if Executive directly or indirectly competes with the Company.

15.          CODE SECTION 409A COMPLIANCE.  Because of the uncertainty of the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to payments pursuant to this Agreement, including, without limitation, payments pursuant to Section 12 hereof, Executive agrees that if any such payments are subject to the provisions of Section 409A of the Code by reason of this Agreement, or any part thereof, being considered a “nonqualified deferred compensation plan” pursuant to Section 409A of the Code, then such payments shall be made in accordance with, and this Agreement automatically shall be amended to comply with, Section 409A of the Code, including, without limitation, any necessary delay of six (6) months applicable to payment of deferred compensation to a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code) upon separation from service. In the event that a six month delay is required, on the first regularly scheduled pay date following the conclusion of the delay period the Executive shall receive a lump sum payment in an amount equal to six (6) months of Executive’s Base Salary and thereafter, any remaining severance benefits shall be paid on the same basis and at the same time as previously paid and subject to employment tax withholdings and deductions.

16.          INDEMNIFICATION.  On the Start Date, the Company and Executive shall enter into the Company’s standard form of indemnification agreement for executive officers, in substantially the form provided to Executive.

17.          MISCELLANEOUS.

(a)           Taxes.  Except as specifically set forth herein, Executive agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, restricted stock or other benefits provided by the Company pursuant to this Agreement.  Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

(b)           Modification/Waiver.  This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.  Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same.  No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any agreement contained in the Agreement.

(c)           Costs of Enforcement.  If any contest or dispute shall arise under this Agreement, each party hereto shall bear its own legal fees and expenses.

(d)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

(e)           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

(f)            Notices.  All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner.  Executive promptly shall notify Company of any change in Executive’s address.  Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

(g)           Governing Law; Personal Jurisdiction and Venue.  This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado.  The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to a Colorado court’s exercise of personal jurisdiction.  The Parties further agree that any disputes relating to this Agreement shall be brought in courts located in the State of Colorado.

(h)           Entire Agreement.  This Agreement, together with the other agreements and exhibits specifically referenced herein, set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Executive by the Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof.  No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth herein.

(i)            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the parties have each duly executed this Employment Agreement effective as of the day and year first above written.

ALLOS THERAPEUTICS, INC.

/s/ Paul Berns

By:	Paul L. Berns
Its:	President and Chief Executive Officer

Address:	11080 CirclePoint Road
Westminster, CO 80020

EXECUTIVE:

/s/ Pablo Cagnoni
By:	Pablo J. Cagnoni, MD

Address:	1326 S. Columbine
Denver, CO 80210

EXHIBIT A TO EMPLOYMENT AGREEMENT

RELEASE AGREEMENT

I understand that my position with Allos Therapeutics, Inc. (the “Company”) terminated effective            ,              (the “Separation Date”).  The Company has agreed that if I choose to sign this Release, the Company will pay me certain severance or consulting benefits pursuant to the terms of the Employment Agreement (the “Agreement”) between myself and the Company, and any agreements incorporated therein by reference.  I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective.  I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release.  This general release includes, but is not limited to:  all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation.  Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company.

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company (“Effective Date”).

Agreed:

ALLOS THERAPEUTICS INC.	PABLO J. CAGNONI

By:

Name:

Title:

Date:	Date: